Exhibit (e)(2)

MUTUAL NONDISCLOSURE AGREEMENT

AGREEMENT, dated December 8, 2010 (“Agreement”) by and between TRADESTATION GROUP, INC., a Florida corporation, and MONEX GROUP, INC., a corporation organized under the laws of Japan.

Preliminary Statement

The parties are currently considering entering into one or more transactions (the “Transaction”). In connection with the evaluation by both parties of whether to enter into the Transaction, and/or the terms and conditions upon which the Transaction would be consummated, each party has disclosed and/or will or may be disclosing to the other certain of its and/or its subsidiaries’ and/or affiliates’ confidential and proprietary information and materials, including trade secrets, concerning its products and services, customers, business and marketing goals, performance, software programs, methods, processes and techniques (as the case may be, “Confidential and Proprietary Information and Materials”). For purposes of this Agreement, a party disclosing its Confidential and Proprietary Information and Materials to the other party is sometimes referred to as “Disclosing Party,” and the party to whom such information and materials is disclosed is sometimes referred to as “Recipient.” The parties desire to make certain agreements concerning the protection of their respective Confidential and Proprietary Information and Materials on the terms set forth below. The terms “Disclosing Party” and “Recipient” include, with respect to each of the parties to this Agreement, such party’s subsidiaries and such party’s affiliates (an affiliate meaning each company over which such party has management control, or which controls such party, or with which such party is under common control).

NOW, THEREFORE, the parties agree as follows:

1. Preliminary Statement. The parties acknowledge that the Preliminary Statement is accurate and constitutes a part of this Agreement.

2. Nondisclosure.

(a) Except as set forth in subsection (b) and Section 3 below, Recipient shall not disclose to any person or entity any Confidential and Proprietary Information and Materials of Disclosing Party which is disclosed to, or is otherwise obtained by or becomes known to, Recipient. Recipient shall not use any Confidential and Proprietary Information and Materials of Disclosing Party for any purpose other than to evaluate whether to enter into the Transaction or directly related uses within the spirit of this Agreement (“Permitted Uses”).

(b) Recipient may disclose the Confidential and Proprietary Information and Materials of Disclosing Party only to those employees, agents, attorneys and advisors of Recipient who need to know such Confidential and Proprietary Information and Materials in order for Recipient to make use effectively of same for the Permitted Uses. Recipient shall be responsible for any unauthorized disclosure or use of Disclosing Party’s Confidential and Proprietary Information and Materials by such employees, agents, attorneys or advisors.

(c) Recipient shall protect and maintain the confidentiality of the Confidential and Proprietary Information and Materials of Disclosing Party using at least the same level of care (but no less than reasonable care) that Recipient uses to protect and maintain the confidentiality of its own Confidential and Proprietary Information and Materials.

(d) As between Recipient and Disclosing Party, solely Disclosing Party owns all copyrights, trademarks, service marks, trade secrets, know-how and other intellectual property rights embodied or contained in, or constituting part of, Disclosing Party’s Confidential and Proprietary Information and Materials.

(e) At the request of Disclosing Party at any time or from time to time, Recipient shall, as promptly as practicable, deliver to Disclosing Party all Confidential and Proprietary Information and Materials of Disclosing Party then in Recipient’s possession or under Recipient’s control; provided, however, that, in lieu thereof, Recipient may destroy all of Recipient’s copies of such Confidential and Proprietary Information and Materials and certify to Disclosing Party in writing that such destruction has been accomplished; provided further, however, in all events Recipient may retain one copy of such Confidential and Proprietary Information and Materials solely for archival purposes and which may be used only to demonstrate what was received from Disclosing Party in connection with any dispute regarding same which may arise.

3. Exceptions.

(a) The obligations of Recipient set forth in Section 2 shall not apply to information and materials that:

(i) are in the public domain or generally known at the time of disclosure to, or the time obtained by, Recipient, or which, other than by reason of a breach by Recipient hereunder, come into the public domain or become generally known after the time of disclosure to, or the time obtained by, Recipient;

(ii) Recipient can demonstrate were known to it prior to commencing discussions with Disclosing Party concerning the Transaction;

(iii) Recipient can demonstrate were independently developed by it prior to commencing discussions with Disclosing Party concerning the Transaction; or

(iv) are disclosed to Recipient by a third party who or which is under no legal or contractual obligation or restriction not to disclose same to Recipient.

(b) In addition, Recipient may disclose Confidential and Proprietary Information and Materials of Disclosing Party which Recipient is required by law to disclose, but only to those persons to whom disclosure is required by law and only to the extent necessary to comply with laws. In any such circumstance, Recipient shall notify Disclosing Party promptly after the legal requirement of disclosure arises and becomes known to Recipient so as to afford Disclosing Party a reasonable period of time (if possible under the circumstances) to seek to obtain an appropriate protective order if one is desired and obtainable.

4. Term. Recipient’s obligations under this Agreement shall remain in effect with respect to each of the Confidential and Proprietary Information and Materials until Section 3(a)(i) or (iv) applies; however, if the parties enter into a written, fully-executed contract covering the Transaction, the confidentiality and nondisclosure provisions of such contract shall govern to the extent of any conflict with this Agreement.

5. No Obligation to Enter into Transaction. Neither party is obligated by this Agreement to enter into the Transaction or any contract or business relationship with the other party, and either party may at any time terminate any discussions or negotiations which may be taking place or which may subsequently occur. Each party agrees to treat as strictly confidential the fact, nature and content of all discussions which have occurred and which subsequently occur between the parties concerning the Transaction.

6. Remedies. In the event of a breach or imminent breach by Recipient of its obligations under this Agreement, Disclosing Party shall, Recipient agrees, be entitled (in addition to the recovery of any damages which are ascertainable and an award of other appropriate relief) to obtain from a court of competent jurisdiction injunctive relief (without being required to post bond or other security) to prevent or restrain, or limit the effects of, as applicable or appropriate, such breach or imminent breach.

7. Attorneys’ Fees. If, as a result of a breach hereunder by Recipient, Disclosing Party seeks to enforce or declare its rights and/or remedies hereunder, Disclosing Party shall be entitled to recover from Recipient (in addition to its damages and any other award or relief obtained or obtainable) all of Disclosing Party’s reasonable attorneys’ fees and costs, incurred before and at trial, at all tribunal levels, and whether or not suit is instituted.

8. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.

9. Governing Law. This Agreement shall be governed by Florida law and venue for any dispute shall be proper only in Broward County, Florida.

10. Modifications; Prior Agreements; Waivers. This Agreement contains the entire agreement of the parties concerning the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, written or oral, concerning such subject matter. This Agreement may only be modified by a written instrument signed by both parties. No oral waiver shall be binding.

11. Execution. This Agreement may be executed in counterparts, or by the execution of counterpart signature pages which may be attached to one or more counterparts, all of which together shall constitute one original instrument (or counterpart original instruments) binding upon the parties. Further, any such counterparts or counterpart signature pages may be executed at separate locations, and delivered by facsimile transmission, and such execution and delivery, including facsimile signatures, shall be as binding and effective as original signatures delivered in person, even if original signed counterparts or counterpart signature pages are not subsequently delivered.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

TRADESTATION GROUP, INC.

By:	/s/ Salomon Sredni
Print Name: Salomon Sredni
Title: Chairman and CEO

MONEX GROUP, INC.

By:	/s/ Oki Matsumoto
Print Name: Oki Matsumoto
Title: Representative Director and CEO

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